                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        NORTH AMERICAN BIOLOGICALS, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                    [LOGO]
                                     NABI
                              The Quality Source


                        NORTH AMERICAN BIOLOGICALS, INC.
                           1111 PARK CENTRE BOULEVARD
                              MIAMI, FLORIDA 33169
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1995
                            ------------------------

     The Annual Meeting of Stockholders of North American Biologicals, Inc. will be held on Friday, May 26, 1995 at 10:00 o'clock in the forenoon, Boca Raton Time, in the Martinique Room, Embassy Suites Hotel, 661 N.W. 53rd Street, Boca Raton, Florida, for the following purposes:

     1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To consider and act upon a proposal to adopt the Stock Plan for Non-Employee Directors.

     3. To consider and act upon a proposal to increase the shares of Common Stock available under the 1990 Equity Incentive Plan.

     4. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1995 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                          By Order of the Board of Directors

                                          Constantine Alexander
                                          Secretary

Miami, Florida
April 26, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                    [LOGO]
                                     NABI
                              The Quality Source


                        NORTH AMERICAN BIOLOGICALS, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1995

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of North American Biologicals, Inc. (the "Company") of Proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Friday, May 26, 1995 at 10:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect a Board of Directors to serve for the ensuing year, to adopt a Stock Plan for Non-Employee Directors and to amend the Company's 1990 Equity Incentive Plan.

     If a stockholder specifies in the Proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for director named herein and the adoption of the Stock Plan for Non-Employee Directors and the amendment to the 1990 Equity Incentive Plan, each described herein. Any stockholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the stockholder's Proxy unless such stockholder affirmatively indicates thereat his or her intention to vote the shares in person.

     The Company's principal executive offices are located at 1111 Park Centre Boulevard, Miami, Florida 33169. The Company mailed this Proxy Statement and the Proxy on or about April 26, 1995 to its stockholders of record at the close of business on March 31, 1995.

                ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994, including financial statements and the report of Price Waterhouse LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on March 31, 1995. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     It has been the practice of the Company's Board of Directors at its first meeting following the annual meeting of stockholders to approve independent certified public accountants for the ensuing year.

                               VOTING SECURITIES

     The holders of record of shares of Common Stock of the Company at the close of business on March 31, 1995 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 19,435,679 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common

Stock held of record on said date. As long as a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) is present at the Annual Meeting, the Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat, and approval of each of the other matters presently contemplated to be considered at the Annual Meeting will require the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have the effect of a vote against the other matters presently contemplated to be considered at the Annual Meeting.

                                     ITEM I
                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of not less than three nor more than 15 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at five. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board, however, no decrease in the number of directors will affect the term of any director in office. It is possible that, under circumstances deemed by the Board of Directors to be appropriate, such action may be taken at any time during the ensuing year.

     Each of the following directors has been nominated for reelection at the Annual Meeting.

     DAVID J. GURY, age 56, has served as the Company's Chairman of the Board, President and Chief Executive Officer since April 3, 1992. Previously, since May 21, 1984, he was the Company's President and Chief Operating Officer. He has been a director of the Company since 1984. From July 1977 until his employment by the Company, Mr. Gury was employed by Alpha Therapeutic Corporation (formerly Abbott Scientific Products) as Director of Plasma Procurement (through October
1980), General Manager, Plasma Operations (through October 1981) and Vice President, Plasma Supply (through May 1984). In these capacities, Mr. Gury had executive responsibilities for plasma procurement and operation of plasmapheresis centers.

     PAUL BOGIKES, age 83, has been a director of the Company since 1987. He has been active since 1977 in the operations of Medical Implements Company, a company owned by him that supplies blood related reagents, components and fractions. For more than 40 years, Mr. Bogikes has been involved in businesses relating to human and animal blood, including establishing plasma collection operations.

     DAVID L. CASTALDI, age 55, has been a Director of the Company since July 1994. Mr. Castaldi is currently a consultant for Genzyme Corporation. He was one of the founders of BioSurface Technology, Inc. ("BioSurface"), and served as its President and Chief Executive Officer and as a Director from March 1987 until December 1994, when Genzyme Corporation acquired BioSurface. From 1971 to 1987, Mr. Castaldi worked for Baxter International, Inc. where he served, from 1977 to 1987, as President of the Hyland Therapeutics Division, a worldwide manufacturer and marketer of therapeutic biological pharmaceuticals.

     RICHARD A. HARVEY, JR., age 45, has been a director of the Company since 1992. He has been President of BNY Associates Incorporated ("BNY"), a Boston investment banking firm, since November 1991. Previously, from April 1988 to November 1991 he was a Managing Director of BNY and from April 1980 to April 1988 he was a Senior Vice President of Shearson Lehman Brothers.

     DAVID A. THOMPSON, age 53, has been a director of the Company since 1990. Since July 1994, he has been Senior Vice President, Strategic Improvement Processes of Abbott Laboratories ("Abbott"). Previously, since August 1983, he served as Senior Vice President of Abbott Laboratories and as President of its Diagnostics Division. Prior to that time he served in various capacities at Abbott Laboratories and its Ross

Laboratories Division, including Vice President of Personnel, Vice President of the Materials Management Division, Vice President of Operations and Director of Manufacturing and Engineering.

CERTAIN INFORMATION REGARDING DIRECTORS

     The Board of Directors of the Company, which held five meetings in 1994, has formed the following committees:

     The Compensation Committee, consisting of Messrs. Thompson and Harvey, whose function is to administer the Company's bonus and equity incentive plans; to determine the compensation of the Company's Chief Executive Officer and other executive officers; and to advise the Board of Directors on compensation matters generally, to the extent the Board requests its advice. The Compensation Committee met once in 1994.

     The Audit Committee, consisting of Messrs. Bogikes and Harvey, whose function is to make recommendations to the Board of Directors with regard to the selection of the Company's independent auditors; to review the Company's financial statements and the results of the independent audit, including the adequacy of internal controls; and to oversee or conduct special investigations or other functions on behalf of the Board of Directors. The Audit Committee met twice in 1994.

     Each director of the Company attended more than 75% of all meetings of the Board and of each committee of which he was a member during 1994.

     The Company pays directors other than Mr. Gury an annual fee of $7,000 plus a fee of $300 for each meeting of the Board or any committee thereof attended by the director, unless the director participated in any such meeting by conference telephone, in which case the fee is $100. No director's fees are paid to directors for attendance at committee meetings which are scheduled in connection with meetings of the Board of Directors. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

     There are no family relationships among any of the directors or executive officers of the Company.

                                    ITEM II
          PROPOSAL TO ADOPT THE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     On February 17, 1995, the Company's Board of Directors adopted, subject to stockholder approval, the Stock Plan for Non-Employee Directors (the "Directors' Plan"). The purpose of the Directors' Plan is to advance the interests of the Company by increasing the proprietary interest in the Company of non-employee members of the Company's Board of Directors through options to acquire shares of the Company's Common Stock and also by providing the opportunity to receive in shares a portion of the cash compensation otherwise due them. A maximum of 150,000 shares may be delivered upon the exercise of options granted under the Directors' Plan and elections to receive shares in lieu of cash compensation. The Directors' Plan does not become effective until it is approved by the Company's stockholders.

     The following is a summary of the material provisions of the Directors' Plan and is qualified in its entirety by reference to the complete text of the Directors' Plan, which is attached to this Proxy Statement as Exhibit A.

     The Directors' Plan is administered by the Compensation Committee of the Company's Board of Directors which has the power to construe and interpret the terms and provisions of the Directors' Plan. While grants of stock options under the Directors' Plan are automatic and non-discretionary, all questions of interpretation of the Directors' Plan are determined by the Compensation Committee. Only directors of the Company who are not present or former employees of the Company or any subsidiary of the Company (the "Non-Employee Directors") are eligible to participate in the Directors' Plan. Messrs. Bogikes, Castaldi, Harvey and Thompson currently qualify as Non-Employee Directors.

     The Directors' Plan provides that upon its approval by the stockholders of the Company, an option to purchase 5,000 shares of the Company's Common Stock will be granted to each Non-Employee Director. On the date of each subsequent annual meeting, each Non-Employee Director continuing in office will be granted an option covering 2,000 shares and any newly elected Non-Employee Director will be granted an option covering 5,000 shares. The option exercise price for each option granted under the Directors' Plan will be the closing price of a share of the Company's Common Stock as reported on the NASDAQ National Market ("NASDAQ") on the date the option is granted. All options granted under the Directors' Plan become fully exercisable six months after the date of grant (or earlier in the event of the death or disability of the Non-Employee Director or a sale of the Company). Upon departure from the Board of Directors by reason of death or disability, all options held by a Non-Employee Director may be exercised by him or her or by his or her executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, only during the one-year period after such departure. If a Non-Employee Director's service with the Company terminates for any other reason, all options held by the Non-Employee Director that are not then exercisable will terminate and options that are exercisable on the date of termination will continue to be exercisable only for sixty (60) days. Upon a sale of the Company, all options held by Non-Employee Directors will terminate. In all other events, options granted under the Directors' Plan remain exercisable until the fifth anniversary of the date of grant. No option may be transferred other than by will or by the laws of descent and distribution.

     Under the Directors' Plan, a Non-Employee Director may elect to be paid all or a portion of his or her annual director's retainer (currently, $7,000) in shares of Common Stock. Any such election is irrevocable and must be made six months and one day prior to the date the annual retainer would be paid by the Company. The number of shares to be delivered to a Non-Employee Director upon such election is determined by dividing the amount of the annual retainer to be received in shares of Common Stock by the closing price of a share of Common Stock as reported on NASDAQ on the date the annual retainer is to be paid.

     The Compensation Committee may terminate the Directors' Plan at any time, but options previously granted and elections previously made will not be affected by any such action. The Board of Directors may at any time or times amend the Plan for any purpose which at the time may be permitted by law, except that any amendment which requires stockholder approval under Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3") will not become effective until it is approved by the stockholders. Any proceeds received by the Company from transactions under the Directors' Plan will be used for the general purposes of the Company.

     Options granted under the Directors' Plan will be nonstatutory stock options which do not qualify under Section 422 of the Internal Revenue Code (the "Code"). The grant of options will not result in taxable income to the director or a tax deduction for the Company. The exercise of an option will result in taxable ordinary income to the director and a corresponding deduction for the Company, in each case equal to the excess, if any, of the fair market value of the shares on the date the option is exercised over the option exercise price. The director's basis in any shares acquired upon exercise of an option will be increased by the amount of taxable ordinary income recognized by the director.

     If this proposal is approved and if the stockholders reelect the current Non-Employee Directors at the Annual Meeting, Messrs. Bogikes, Castaldi, Harvey and Thompson each will be entitled to the automatic grant of an option to purchase 5,000 shares of Common Stock at the closing price for a share of the Company's Common Stock on the date of the Annual Meeting as reported on NASDAQ. On April 18, 1995, the closing price for a share of the Company's Common Stock as reported on NASDAQ was $8.50.

     The Board of Directors believes that approval of the Directors' Plan will allow the Company to attract and retain highly qualified outside directors and strengthen the commonality of interest between directors and stockholders. ACCORDINGLY, THE BOARD URGES THE STOCKHOLDERS TO VOTE "FOR" THE PROPOSED DIRECTORS' PLAN.

                                    ITEM III
                PROPOSAL TO AMEND THE 1990 EQUITY INCENTIVE PLAN

     The 1990 Equity Incentive Plan (the "1990 Plan") was adopted by the stockholders of the Company in July 1990 and, as amended in 1992, provides for the award of up to 1,970,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options, restricted stock, stock appreciation rights, performance shares or stock units (each, an "Award"). To date, the Company has only awarded ISOs, non-qualified stock options and restricted stock under the 1990 Plan. The Company has not awarded, and presently does not intend to award, stock appreciation rights, performance shares or stock units under the 1990 Plan.

     On February 17, 1995, the Board of Directors approved an amendment to the 1990 Plan, subject to stockholder approval, increasing the maximum number of shares of Common Stock which may be issued under the Plan by 775,000 shares to a total of 2,745,000 shares of Common Stock. Currently, no shares of Common Stock remain available for Awards under the 1990 Plan and options to purchase 122,712 shares of Common Stock, which were granted on February 8, 1995 to five executive officers, were granted contingent upon stockholder approval of an amendment to the 1990 Plan or upon shares otherwise becoming available under the 1990 Plan. The Board believes that the amendment increasing the shares available under the 1990 Plan is a necessary factor in allowing the Company to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success in large measure depends.

     The following is a summary of the material provisions of the 1990 Plan and is qualified in its entirety by reference to the complete text of the 1990 Plan, which is attached to this Proxy Statement as Exhibit B as it is proposed to be amended.

     The 1990 Plan is administered by the Compensation Committee of the Board of Directors, whose members are ineligible to participate in the 1990 Plan. The Compensation Committee determines those employees and consultants (including directors who are employees or consultants) who receive Awards and the size and type of Awards. The Compensation Committee has authority to adopt, alter and repeal rules and guidelines governing the 1990 Plan, interpret provisions of the 1990 Plan and decide all disputes arising in connection with the 1990 Plan.

     OPTIONS. The Compensation Committee may award ISOs and non-qualified stock options (collectively, the "Options") and determine the number of shares to be covered by each Option, the Option price therefor, the term of the Option, when an Option becomes exercisable, and other conditions and limitations applicable to the exercise of the Option. As required by the Code, the Option price per share of Common Stock purchasable under an ISO cannot be less than 100% of the fair market value of the Common Stock on the date of grant. The 1990 Plan provides that the Option price per share of Common Stock purchasable under a non-qualified stock option will be determined by the Committee, and may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant, but cannot be less than 50% of the fair market value on the date of grant. Options may be exercisable for not more than 10 years after the date the Option is granted. The Compensation Committee may at any time accelerate the exercisability of all or any portion of any Option.

     For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him upon the exercise of an ISO. Correspondingly, no deduction is allowed to the Company upon either the grant or the exercise of an ISO. However, if the aggregate fair market value (determined at the time the Option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual in a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through exercise of an ISO.

     If shares acquired upon the exercise of an ISO are not disposed of within the two-year period following the date the ISO is granted and within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the ISO, the difference between the amount realized on any disposition thereafter and the Option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of either of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the Option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event the Company will be entitled to a corresponding deduction from its income, provided the Company satisfies applicable reporting requirements with respect to such income in a timely manner. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or a deduction from the income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

     "Alternative minimum taxable income" in excess of a taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at rates of 26% to 28% on individuals and is payable to the extent it exceeds the regular income tax. The excess of the fair market value on the date of exercise over the Option price of shares acquired on exercise of ISOs generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax. The payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis in the shares acquired for regular income tax purposes.

     Under the Code, a person who is granted a non-qualified stock option will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the Option price. The optionee's basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a non-qualified stock option is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company satisfies applicable reporting requirements with respect to such income in a timely manner. When the optionee disposes of such shares, he or she will recognize capital gain or loss.

     RESTRICTED STOCK. An Award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price equal to or greater than par value, subject to such conditions and restrictions, including a right of the Company, during a specified period or periods, to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the participant's termination of employment. Subject to the provisions of the 1990 Plan, the Compensation Committee may award shares of Restricted Stock and determine the cash purchase price or other consideration therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such Awards. The Compensation Committee may modify or waive the restrictions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant has all the rights of a stockholder with respect to his or her Restricted Stock including voting and dividend rights, subject to any applicable restrictions on transfer and Company repurchase or forfeiture rights, and subject to any other conditions contained in the Award.

     A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to amounts previously included in income with respect to the shares. The holding period to determine whether the recipient has long-term or short-term capital gain or loss upon sale of the shares begins when the restriction period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).

     GENERAL. The Compensation Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Compensation

Committee may permit a participant to defer all or any portion of a payment under the 1990 Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. The Compensation Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a non-qualified stock option, if the participant consents to such action or the Compensation Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the 1990 Plan after May 7, 2000, but outstanding Awards may extend beyond such date.

     The number of shares of Common Stock issuable pursuant to the 1990 Plan may not be changed except by approval of the stockholders. However, in the event that the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be made available under the 1990 Plan, the Compensation Committee may adjust equitably the number and kind of shares of stock or securities in respect of which Awards may be made under the 1990 Plan, the number and kind of shares subject to outstanding Awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Compensation Committee may make provision for a cash payment with respect to an outstanding Award. Common Stock subject to Awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the 1990 Plan will be available for future Awards under the Plan. Any proceeds received by the Company from transactions under the 1990 Plan will be used for the general purposes of the Company.

     In order to preserve a participant's rights under an Award in the event of a change in control of the Company, the Compensation Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions with respect to any such change of control: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Compensation Committee, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company.

     The 1990 Plan may be amended from time to time by the Board of Directors or terminated in its entirety, provided that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for stockholder approval under Rule 16b-3.

     Future Awards under the 1990 Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific Awards that will be granted to or benefits that will be received by any individual participant or group of participants under the 1990 Plan. The following table, however, provides certain information about Awards made during the fiscal year ended December 31, 1994 through the grant of Options to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers, as a group.

                                                          1990 EQUITY INCENTIVE PLAN
                                                    --------------------------------------
                  NAME AND POSITION                 DOLLAR VALUE($)(1)    NUMBER OF UNITS
    ----------------------------------------------  -------------------   ----------------
    David J. Gury.................................          58,916              78,555
    John C. Carlisle..............................          35,123              46,830
    Raj Kumar, D.Sc...............................          19,785              26,380
    Alfred J. Fernandez...........................          18,094              24,125
    Stephen W. Weston.............................          16,013              21,350
    Executive Officer Group (7 Persons)...........         163,459             217,945
    Non-Executive Officer Director Group (4
      Persons)....................................              --                  --
    Non-Executive Officer
      Employee Group (121 Persons)................         146,141             194,855

- - ---------------

(1) Calculated using the difference between the exercise price per share under the Options ($6.75) and the closing price of the Company's Common Stock as reported on NASDAQ on December 31, 1994 ($7.50).

     THE BOARD URGES THE STOCKHOLDERS TO VOTE "FOR" THE PROPOSED AMENDMENT, INCREASING BY 775,000 SHARES THE TOTAL NUMBER OF SHARES WHICH MAY BE AWARDED UNDER THE 1990 PLAN.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table contains a summary of the annual, long-term and other compensation of the Company's executive officers at December 31, 1994, including its Chief Executive Officer, for each of the Company's fiscal years ended December 31, 1994, 1993 and 1992.

                                                                                 LONG TERM COMPENSATION
                                                                                 -----------------------
                                                                                         AWARDS
                                                ANNUAL COMPENSATION              -----------------------
                                     -----------------------------------------   RESTRICTED   SECURITIES
                                                               OTHER ANNUAL        STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)   AWARDS($)    OPTIONS(#)   COMPENSATION($)
- - ----------------------------  ----   ---------   --------   ------------------   ----------   ----------   ---------------
David J. Gury                 1994    288,750    407,826          27,460               --       78,555          33,253(3)
  Chairman of the Board,      1993    244,712    203,350              --           27,750(2)    67,627          44,739
  President and Chief         1992    218,484         --          43,396           89,000(2)    60,000          36,380
  Executive Officer
John C. Carlisle(4)           1994    175,270    184,630          45,144               --       46,830           2,682(3)
  Executive Vice President    1993         --         --              --               --           --              --
  and Chief Operating         1992         --         --              --               --           --              --
  Officer
Raj Kumar, D.Sc.              1994    170,196    130,304              --               --       26,380           3,754(3)
  Senior Vice President       1993    161,942     83,600              --               --       35,000           5,376
                              1992    141,250         --              --           12,460(2)    40,000           4,201
Alfred J. Fernandez           1994    153,115    147,283              --               --       24,125           4,104(3)
  Vice President -- Finance   1993    137,500     76,450              --               --       30,000           4,589
  and Chief Financial         1992    129,250         --              --           35,600(2)    35,000           1,783
  Officer
Stephen W. Weston(4)          1994    138,317    110,054              --               --       21,350           3,059(3)
  Vice President --           1993    121,000     67,650              --               --       25,000           3,387
  Operations                  1992     89,086         --              --               --       30,000             292

- - ---------------

(1) Includes $38,544 paid for moving expenses for Mr. Carlisle in 1994 and $15,000 paid for a club membership for Mr. Gury in 1992.
(2) The number and value of restricted stock holdings as of December 31, 1994 for each of Messrs. Gury, Kumar and Fernandez were, respectively, 37,000 shares ($277,500), 3,500 shares ($26,250) and 10,000 shares ($75,000).
     Values reflected in the table were determined using per share values of $3.56 and $2.31, the closing prices of the Common Stock as reported on NASDAQ on April 6, 1992 and February 26, 1993, respectively, the dates of the grants. The closing price of the Common Stock as reported on NASDAQ on December 31, 1994 was $7.50. Such shares of restricted stock vest not less than three years from the grant date, were granted under terms which require their forfeiture to the Company in the event that the holder leaves the employment of the Company prior to vesting and may not be transferred while they are subject to forfeiture. In the case of Mr. Gury, however, if his employment is terminated without cause (as defined), his shares of restricted stock cease to be subject to forfeiture and to restrictions on transfer. See "Employment Agreements." No cash dividends have been previously paid on the Common Stock and none are currently anticipated.
(3) Includes premiums for life insurance in the amounts of $31,003, $782, $1,504, $1,854 and $809 paid by the Company on behalf of, respectively, Messrs. Gury, Carlisle, Kumar, Fernandez and Weston. Also includes contributions under the Company's 401(k) plan in the amounts of $2,250, $1,900, $2,250, $2,250 and $2,250 on behalf of Messrs. Gury, Carlisle, Kumar, Fernandez and Weston, respectively.
(4) Mr. Carlisle and Mr. Weston became executive officers in March 1994 and April 1992, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information with respect to stock options granted to the Chief Executive Officer and the named executive officers during 1994. The Company has not granted SARs.

                             INDIVIDUAL GRANTS
- - ----------------------------------------------------------------------------
                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                          PERCENT OF                               ASSUMED ANNUAL
                             NUMBER OF      TOTAL                                  RATES OF STOCK
                            SECURITIES     OPTIONS                               PRICE APPRECIATION
                            UNDERLYING    GRANTED TO                              FOR OPTION TERMS
                              OPTIONS    EMPLOYEES IN  EXERCISE   EXPIRATION     -------------------
                           GRANTED(#)(1) FISCAL YEAR  PRICE($/SH)    DATE         5%($)      10%($)
                           ------------- ------------ ----------- ----------     -------     -------
David J. Gury............      78,555        19.0%        6.75    3/02/2004      333,469     845,076
John C. Carlisle.........      46,830        11.3%        6.75    3/02/2004      198,795     503,786
Raj Kumar, D.Sc..........      26,380         6.4%        6.75    3/02/2004      111,984     283,790
Alfred J. Fernandez......      24,125         5.8%        6.75    3/02/2004      102,412     259,531
Stephen W. Weston........      21,350         5.2%        6.75    3/02/2004       90,632     229,678

- - ---------------

(1) Each option becomes exercisable with respect to 25% of the shares subject to the option on each of March 3, 1995, 1996, 1997 and 1998. The Compensation Committee may at any time accelerate the exercisability of any option. In addition, in the event of a change in control of the Company (as determined by the Compensation Committee), the Committee may take such actions with respect to the options as it considers equitable and in the best interests of the Company. Under the terms of his Employment Agreement, if Mr. Gury is terminated without cause (as defined), one-half of his unvested options will immediately become exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows certain information concerning the aggregate number and dollar value of all options exercised and the total number of unexercised options held by the Chief Executive Officer and the named executive officers as of December 31, 1994.

                                                                NUMBER OF
                                                               SECURITIES            VALUE OF
                                                               UNDERLYING           UNEXERCISED
                                                               UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS AT           OPTIONS AT
                                                              DECEMBER 31,         DECEMBER 31,
                                                                 1994(#)              1994($)
                                SHARES                       ---------------     -----------------
                              ACQUIRED ON       VALUE         EXERCISABLE/         EXERCISABLE/
                              EXERCISE(#)   REALIZED($)(1)    UNEXERCISABLE      UNEXERCISABLE(2)
                              -----------   --------------   ---------------     -----------------
David J. Gury...............     66,666         333,330      421,956/192,626     2,667,562/653,069
John C. Carlisle............         --              --        65,528/46,830        318,466/35,123
Raj Kumar, D.Sc.............     54,000         248,468        41,750/85,630       207,201/317,766
Alfred J. Fernandez.........     20,000         116,250        72,000/77,125       408,646/286,773
Stephen W. Weston...........         --              --        21,250/55,100        91,522/172,378

- - ---------------

(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) Calculated using the difference between the option exercise prices and $7.50, the closing price of the Company's Common Stock as reported on NASDAQ on December 31, 1994.

EMPLOYMENT AGREEMENTS

     The Company has Employment Agreements with each of the named executive officers. The Employment Agreements with Messrs. Kumar, Fernandez and Weston were effective on March 31, 1992 and, as amended, have terms expiring on July 31, 1995. The Employment Agreement with Mr. Carlisle, effective January 27,

1994, expires on December 31, 1996. The base salaries paid under the Employment Agreements to Messrs. Kumar, Fernandez and Weston were $162,000, $150,000 and $135,000, respectively, through the one-year period ended March 31, 1995. The base salary paid under the Employment Agreement with Mr. Carlisle was $190,000 per year through March 31, 1995. Under the Employment Agreements, each of the employees is entitled to receive additional compensation and annual bonuses as determined by the Compensation Committee, term life insurance and a monthly automobile allowance, and is eligible to participate in the Company's benefit plans and programs. Each of the Employment Agreements provides that it may be terminated by either the employee or the Company prior to the expiration of the term of the Agreement; however, if the employee is terminated without cause he is entitled to receive a severance payment in the amount of 75% of his then-current annual salary (except for Mr. Carlisle's Employment Agreement which provides for a severance payment in the amount of 100% of his then-current annual salary) and the continuation of certain benefits for specified periods following termination. Each of the Employment Agreements provides that the employee will not compete with the Company for a period of one year after his employment terminates.

     Mr. Gury's Employment Agreement was effective January 1, 1993 and expires December 31, 1997, and continues thereafter for successive one-year terms unless at least 180 days' prior notice of termination is given by either Mr. Gury or the Company. Mr. Gury's base salary under the Agreement was $300,000 through the one-year period ended March 31, 1995. Mr. Gury's base salary is subject to increase at the discretion of the Compensation Committee. Mr. Gury is entitled to participate in bonus plans maintained by the Company for senior executives and may receive additional bonuses at the discretion of the Compensation Committee. The Agreement also provides that Mr. Gury shall receive other specified benefits. The Company may terminate Mr. Gury's employment at any time prior to the expiration of the original term of the Agreement. If this termination is without cause (as defined in the Agreement), for the longer of the balance of the initial five-year term or three years, Mr. Gury will be entitled to receive each year an amount equal to his salary at the time of termination plus his average bonus for the last three fiscal years. In addition, all restricted stock awarded to Mr. Gury will no longer be subject to forfeiture or contractual restrictions on transfer and one-half of his then-unvested stock options will vest and become exercisable. During such period, Mr. Gury shall continue to receive all benefits that he is otherwise entitled to receive under the Agreement and professional out-placement services at the Company's expense. The Agreement also provides for severance benefits in the event either the Company or Mr. Gury terminates Mr. Gury's employment following the initial five-year term. Mr. Gury's Employment Agreement provides that he will not compete with the Company during any period in which he is receiving severance payments.

COMPENSATION COMMITTEE REPORT

     Consistent with a compensation program developed by the Compensation Committee in February 1993, executive compensation levels for 1994 reflect the Company's increased revenues and improved earnings, as compared to 1993.

     MANAGEMENT COMPENSATION PROGRAM. The Company's Management Compensation Program (the "Program") was developed by the Compensation Committee with the assistance of an outside compensation consultant and the Company's Human Resources Director and incorporates the results of a study undertaken by the American Compensation Association of current executive compensation practices. The Program, which is based upon the compensation practices of comparable companies included in the study, is founded on the following principles. First, a strong link should be developed between planned organizational goals and individual compensation. Second, the Company should assure total compensation opportunities that are above comparable companies when the Company's performance is superior to theirs and below such comparators if the Company's performance is inferior to theirs. Third, the Company's compensation program should allow it to attract and retain individuals whose performance will enhance the profitability of the Company and, thus, stockholder value.

     The Company uses a comparator group of companies in the pharmaceutical/healthcare industry (the "Comparator Group") to serve as the basis for determining the appropriate cash and equity incentive elements of the Program. The companies in the Comparator Group are selected from the pharmaceutical/healthcare industry based upon their similarity to the Company in size, as determined by total revenue, and performance, as determined by return on equity. The size and composition of the Comparator Group may change somewhat from year to year. In 1994 there were 14 companies in the Comparator Group. The Comparator Group differed from the group of companies included in the NASDAQ Pharmaceutical Stock Index used in the Comparative Stock Performance graph following this report. The NASDAQ Pharmaceutical Stock Index, which consists of approximately 226 companies, is too unwieldy to use for compensation purposes because of the large number of companies and their disparate compensation practices. The Comparator Group is not used in the performance graph principally because of the need to maintain consistency in the indices or peer groups used in the graph.

     Base salary, annual bonus and long-term incentive compensation, the three components of executive officers' compensation provided under the Program for 1994, are discussed below. While 1994 base salary and long-term incentive compensation were established by the Compensation Committee in early 1994 based upon prior years' performance and the additional factors discussed below, the annual bonus earned for 1994 was based upon 1994 performance.

     BASE COMPENSATION. The Program is targeted to establish conservative base salaries set at 90% of the median salary levels of the Comparator Group. The increase in overall executive base salaries in 1994 reflects a plan to phase in increases of base salaries until the targeted levels are reached.

     The Compensation Committee makes salary decisions based upon a structured annual review with input from the Chief Executive Officer for the other executive officers as deemed appropriate. Three equally weighted criteria: budget performance, project/goal performance and management attributes/skills performance, are the measurement factors used to make base salary decisions.

     ANNUAL BONUS. Annual cash bonuses are provided to reward the attainment of planned operating goals based on revenue and profitability (pretax income as a percentage of revenue) and specified individual goals, with increased bonus amounts when performance is above the planned operating goals. When planned operating goals are attained or exceeded, the executives are eligible to receive cash bonuses ranging up to 125% of their base salaries. A portion of these bonuses, 20% of the Chief Executive Officer's and Chief Operating Officer's and 30% of the other executive officers' bonuses, are discretionary and are based upon the achievement of individual goals, such as production increases, cost control, acquisitions, product development and market expansion, to name a few. The Compensation Committee considers input from the Chief Executive Officer when assessing the achievement by other executive officers of individual goals.

     The average bonus earned by the five executive officers in 1994 was 106% of their combined base salaries and reflects the attainment of 150% of the planned operating goals during 1994.

     LONG-TERM INCENTIVE COMPENSATION. Substantial long-term equity incentives, primarily in the form of stock options, are attainable based upon the Company's three-year rolling average return on equity ("ROE") in comparison to the Comparator Group. The primary purpose for this component of compensation is the enhancement of stockholder value.

     The stock option award granted to the Company's executive officers during 1994 was based upon the attainment of ROE of 108% of the Comparator Group (12.8% versus 11.8%).

     OTHER COMPENSATION. The Compensation Committee is authorized to make discretionary compensation awards from time to time, including the restricted stock awards.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Gury's 1994 base salary was approximately 75% of the median level of the base salaries in the Comparator Group, after an increase from his 1993 base salary. In 1993, Mr. Gury's base salary was approximately 70% of the median level.

     Mr. Gury's 1994 annual bonus compensation was approximately 141% of his base salary compensation, reflecting the Company's attainment, in 1994, of record revenues and profits, the primary basis for measurement of his annual bonus compensation and a discretionary bonus award of $40,000 in recognition of his achievement in completing the acquisition of Premier BioResources, Inc. in January 1994.

     In 1994, an option to purchase 78,555 shares of Common Stock was awarded to Mr. Gury under the long-term incentive portion of the Program. The Company's three-year rolling average ROE for the period ended December 31, 1994 was 108% of the ROE of the Comparator Group. Accordingly, Mr. Gury was awarded 108% of the maximum potential award under the Program. The 1994 stock option award to Mr. Gury was based solely upon the Program and did not consider the amount of his outstanding awards or the amount of awards granted in any previous year.

                                          Respectfully submitted by,

                                          THE COMPENSATION COMMITTEE
                                               David A. Thompson
                                               Richard A. Harvey, Jr.

COMPARATIVE STOCK PERFORMANCE

     The following graph and chart compare during the five-year period commencing December 31, 1989 (at the market close) and ending December 31, 1994 the annual change in the cumulative total return on the Company's Common Stock with the NASDAQ Stock Market (U.S.) and the NASDAQ Pharmaceutical Stocks indices, assuming the investment of $100 on December 31, 1989 (at the market close) and the reinvestment of any dividends.

                       COMPARATIVE FIVE-YEAR TOTAL RETURN

                                                     NASDAQ
                                                 PHARMACEUTICAL  NASDAQ STOCK
      MEASUREMENT PERIOD                             STOCKS      MARKET (U.S.)
    (FISCAL YEAR COVERED)            NABI            INDEX           INDEX
1989                                       100             100             100
1990                                       100             120              85
1991                                       353             319             136
1992                                       300             265             159
1993                                       353             237             181
1994                                       800             178             177

                              CERTAIN STOCKHOLDERS

     The following table sets forth information as of April 6, 1995 with respect to (i) each director of the Company, (ii) the named executive officers, (iii) all officers and directors of the Company as a group and (iv) each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock as of such date. This information has been furnished by the persons listed in the table.

                                                                SHARES         PERCENT OF
                                                             BENEFICIALLY     OUTSTANDING
                   NAME OF BENEFICIAL OWNER                    OWNED(1)       SHARES OWNED
    -------------------------------------------------------  ------------     ------------
    Directors
    David J. Gury..........................................      664,849(2)        3.4%
    Paul Bogikes...........................................       10,000           (3)
    David L. Castaldi......................................        1,001           (3)
    Richard A. Harvey, Jr..................................           --            --
    David A. Thompson......................................           --            --
    Named Executive Officers
    David J. Gury..........................................      664,849(2)        3.4%
    John C. Carlisle.......................................      114,018(4)        (3)
    Raj Kumar, D.Sc........................................      117,695(5)        (3)
    Alfred J. Fernandez....................................      137,281(6)        (3)
    Stephen W. Weston......................................       40,337(7)        (3)
    All Officers and Directors as a Group (10 Persons).....    1,098,194(8)        5.5%
    Five Percent or Greater Stockholders
    Abbott Laboratories....................................    2,000,000(9)       10.3%
      One Abbott Park Road
      Abbott Park, IL 60064-3500
    FMR Corp...............................................    2,201,261(10)      11.3%
      82 Devonshire Street
      Boston, MA 02109

- - ---------------

 (1) Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
 (2) Includes (a) an aggregate of 72,100 shares of Common Stock owned by Mr. Gury's wife and 9,000 shares held by Mr. Gury as trustee under a trust for the benefit of his mother, as to all of which Mr. Gury disclaims beneficial ownership, (b) an aggregate of 346,851 shares of Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 6, 1995 and (c) 12,000 shares of Common Stock which may not be transferred until the shares vest and which are subject to forfeiture to the Company in the event that Mr. Gury leaves the employment of the Company before the shares vest, which occurs with respect to one-third of the shares on each of February 26, 1996, 1997 and 1998. The restrictions on transfer and the forfeiture provisions described above lapse in the event that Mr. Gury's employment with the Company is terminated without cause (as defined).
 (3) Percentage of Common Stock beneficially owned is less than 1%.
 (4) Includes 77,235 shares of Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 6, 1995.
 (5) Includes an aggregate of 80,095 shares of Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 6, 1995.
 (6) Includes an aggregate of 107,281 shares of Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 6, 1995. Mr. Fernandez owns 30,000 shares jointly with his spouse.
 (7) Shares of Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 6, 1995.
 (8) See notes 2, 4, 5, 6, and 7 above.

 (9) Based upon a Schedule 13D dated October 15, 1992 filed by Abbott Laboratories. See "Certain Transactions" concerning voting and other agreements concerning these shares.
(10) Based upon a Schedule 13G dated February 14, 1995 filed by FMR Corp., which only has sole dispositive power with respect to the shares.

                              CERTAIN TRANSACTIONS

ABBOTT LABORATORIES

     In 1992 the Company acquired certain assets from Abbott Laboratories ("Abbott") relating to H-BIG(R), a proprietary FDA-licensed product currently used to provide passive immunity from exposure to hepatitis B. In consideration for the acquisition of the assets, the Company issued to Abbott 2,000,000 shares of the Company's Common Stock (which Abbott continued to hold as of April 6, 1995) and agreed to pay Abbott royalties based upon sales of H-BIG(R). The Company accrued approximately $1,426,000 to Abbott in 1994 in respect of this royalty. In the H-BIG(R) transaction, Abbott also agreed to manufacture H-BIG(R) for the Company under a license from the Company and to act as the Company's exclusive distributor in specified Latin American and Far East territories. The Company accrued approximately $120,000 in distribution fees to Abbott in 1994. Mr. Thompson, a director of the Company, is also Senior Vice President, Strategic Improvement Processes of Abbott.

     In connection with the H-BIG(R) acquisition, Abbott and the Company entered into a Shareholder Agreement which governs the rights of Abbott and the companies Abbott controls (collectively, the "Abbott Group") with respect to all shares of the Company's Common Stock from time to time held by the Abbott Group. The Shareholder Agreement requires the Abbott Group to vote its shares of the Company's Common Stock both for the Company's nominees to the Company's Board of Directors and, unless the Company otherwise consents in writing or the stockholders are voting on a "significant event," on all other matters to be voted on by the Company's stockholders in the same proportion as the votes cast by the Company's other stockholders. The Shareholder Agreement also imposes certain restrictions on the right of the Abbott Group to acquire or transfer any shares of the Company's Common Stock, provides the Company with certain repurchase rights and obligations with respect to the shares of the Company's Common Stock held by the Abbott Group and requires the Company to register the resale of such shares under the Securities Act of 1933 upon notice from the Abbott Group after September 30, 1995. Such registration rights terminate on September 30, 1998. The Shareholder Agreement terminates on the earlier of September 30, 2002 or two years from the date the voting power of the Abbott Group falls below five percent.

     In November 1992, the Company acquired Abbott's rights and assets associated with HIV-IG(TM). In consideration for the sale of these rights and assets, Abbott will receive a royalty based on commercial sales of HIV-IG(TM). To date, no royalties have been paid or are owing to Abbott with respect to HIV-IG(TM).

     In 1992 the Company and Abbott entered into a Plasma Data Management System License and Lease Agreement under which Abbott agreed to develop for and lease to the Company a proprietary computer system for managing data from the Company's testing of blood and blood components. The Agreement has a term of seven years commencing on the date that Abbott certifies that the system has been installed and is operational, at which time monthly lease payments become due aggregating approximately $970,000 per year (depending upon the number of the Company's facilities using the system). The Company accrued approximately $167,000 in lease payments under this agreement during 1994.

     During 1994, the Company also sold approximately $6,103,000 of plasma, diagnostic and other products and testing services to Abbott and purchased approximately $11,260,000 of reagents, testing supplies and other products from Abbott.

PREMIER BIORESOURCES, INC.

     On January 27, 1994, the Company acquired Premier BioResources, Inc. ("PBI") by means of a merger in which PBI became a wholly owned subsidiary of the Company. In connection with the merger, the

Company issued 1,771,584 shares of the Company's Common Stock and paid $222,119 in cash to the stockholders of PBI.

     John C. Carlisle, the President, Chief Executive Officer and a stockholder of PBI immediately before its acquisition by the Company, became the Executive Vice President and Chief Operating Officer of the Company after the acquisition.

     Pursuant to the terms of the PBI acquisition, William A. Davies became a director of the Company; however, Mr. Davies resigned as a director of the Company on February 7, 1995. Before the PBI acquisition and during his tenure as a director of the Company, Mr. Davies held an interest in the general partner of CGW Southeast Partners I, L.P. ("CGWSP"), which was the controlling stockholder of PBI prior to its acquisition by the Company. As a result of the PBI acquisition, CGWSP owned 1,176,680 shares (or approximately 7.6%) of the outstanding Common Stock of the Company. In connection with a public offering of the Company's Common Stock consummated on October 6, 1994 (the "1994 Offering"), CGWSP sold 1,176,680 shares of Common Stock, representing all its shares of the Company's Common Stock, at the public offering price of $6.50 per share (before underwriting discounts and commissions).

     Richard A. Harvey, Jr., a director of the Company, is President of BNY Associates, Incorporated ("BNY"), a Boston investment banking firm. During 1994, BNY provided investment banking services to the Company in connection with the PBI acquisition. The Company paid BNY a financial advisory fee of $261,660 for its services.

     Expenses incurred in connection with the 1994 Offering as a result of CGWSP's participation in the offering were paid by the Company.

CONTINENTAL PHARMA CRYOSAN INC.

     In 1992 the Company purchased from Continental Pharma Cryosan Inc. ("CPCI") certain operating assets of CPCI's Biologicals Division and repurchased from CPCI and ConPharma Home HealthCare, Inc., a subsidiary of CPCI, certain shares of the Company's capital stock. Since before the CPCI acquisition, Thomas O. Hecht has been Chairman of the Board, Chief Executive Officer and the controlling shareholder of CPCI and, until his resignation on February 7 1995, he was a director of the Company.

     As additional purchase price in connection with the CPCI acquisition, the Company agreed to make annual payments to CPCI based upon a percentage of the Company's net sales of source plasma (excluding specialty plasmas) for a period of seven years, subject to extension in the event CPCI was not paid at least $11.0 million over the seven-year period (the "Contingent Payments"). On January 27, 1994, in connection with the acquisition of PBI, the percentage of net sales payable to CPCI as Contingent Payments was amended to reduce the percentage after CPCI has received Contingent Payments equal to $11.0 million.

     In August 1994, CPCI and the Company agreed to modify the additional purchase price agreement to provide for a single lump sum payment of $6.5 million plus accrued additional payments through September 30, 1994, in full satisfaction for the Company's obligations to make Contingent Payments. This amount was paid to CPCI from the Company's proceeds from the 1994 Offering. Also in connection with the 1994 Offering, CPCI purchased 750,000 shares of Common Stock under a warrant for a price per share of $3.25, all of which it sold in the 1994 Offering.

     Expenses incurred in connection with the 1994 Offering as a result of CPCI's participation in the offering were paid by the Company.

OTHER MATTERS

     Mr. Gury was indebted to the Company during 1994 primarily under notes previously issued to the Company to purchase shares of Common Stock under a stock purchase plan in effect at the time of the purchase. Since January 1, 1994, the largest amount of such indebtedness was $187,492. In February 1994 the indebtedness was paid in full. Such indebtedness was secured by a pledge of shares of Common Stock and accrued interest at a "prime" rate.

     Mr. Carlisle was indebted to the Company under a note issued to the Company on September 12, 1994. The largest amount of such indebtedness during 1994 was $131,337. In March 1995, the indebtedness was paid in full. Such indebtedness was secured by a pledge of shares of Common Stock and accrued interest at a "prime" rate.

                   COMPLIANCE WITH SECTION 16 OF THE 1934 ACT

     Section 16(a) of the 1934 Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). In March 1994, Mr. Carlisle filed a corrective form with the Commission listing options inadvertently omitted from an earlier Section 16(a) filing.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by December 28, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

                                 OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

     The Company has retained Regan & Associates, Inc. ("Regan") to assist it in the solicitation of proxies by telephonic and written means on behalf of the Board of Directors and the mailing and distribution of proxy material. The anticipated cost of Regan's services, including reimbursement for expenses, is approximately $5,000.

                                          By Order of the Board of Directors

                                          Constantine Alexander
                                          Secretary
April 26, 1995

                                                                       EXHIBIT A

                        NORTH AMERICAN BIOLOGICALS, INC.

                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE

     The purpose of this Stock Plan for Non-Employee Directors (the "Plan") is to advance the interests of North American Biologicals, Inc. (the "Company") by increasing the proprietary interest in the Company of non-employee members of the Company's Board of Directors by providing a portion of their compensation in options to acquire shares ("Shares") of the Company's common stock ("Common Stock") and also by providing the opportunity to receive in Shares a portion of the cash compensation otherwise due them.

2. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company. The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to administer the issuance of options granted in accordance with the formula set forth in this Plan to such directors as are eligible to receive options; (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934 ("Rule 16b-3"). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

3. EFFECTIVE DATE OF PLAN

     The Plan shall become effective on the date approved by the shareholders of the Company.

4. SHARES SUBJECT TO THE PLAN

     (a) Number of Shares. The maximum number of Shares that may be delivered upon the exercise of options granted under the Plan and elections to receive Shares in lieu of cash compensation shall be 150,000 Shares. If any option granted under the Plan terminates without having been exercised in full or any election to receive Shares in lieu of cash compensation is not paid in full, the number of Shares as to which such option was not exercised or such election was not paid shall be available for future grants and/or elections within the foregoing limit.

     (b) Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Shares or, if the Board so decides in its sole discretion, previously issued Shares acquired by the Company and held in treasury. No fractional Shares shall be delivered under the Plan.

     (c) Changes in Stock; Restructuring, etc. In the event of a stock dividend, stock split or combination of shares, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee. In the event of any other recapitalization, reorganization, extraordinary dividend or distribution or restructuring transaction affecting the Common Stock, the number of shares issuable under this Plan shall be subject to such adjustment as the Committee may deem appropriate, and the number of shares issuable pursuant to any option theretofore granted (whether or not then exercisable) and/or the option price per share of such option shall be subject to such adjustment as the Committee may deem appropriate with a view toward preserving the value or such option.

5. ELIGIBILITY FOR OPTIONS

     Directors eligible to receive options under the Plan and to elect to receive Shares in lieu of cash compensation ("Non-Employee Directors") shall be those directors who are not present or former employees of the Company or of any subsidiary of the Company.

6. TERMS AND CONDITIONS OF OPTIONS

     (a) Number of Options. On the date of the annual meeting of stockholders at which this Plan is approved by stockholders, each Non-Employee Director continuing in office and each newly elected Non-Employee Director shall be awarded an option covering 5,000 Shares. On the date of each subsequent annual meeting, each Non-Employee Director continuing in office shall be awarded an option covering 2,000 Shares and each newly elected Non-Employee Director shall be awarded an option covering 5,000 Shares. For purposes of this paragraph, each Non-Employee Director elected to office by the Board since the then last annual meeting shall be treated as a newly elected Non-Employee Director.

     (b) Exercise Price. The exercise price of each option shall be the fair market value per Share at the time the option is granted. In no event, however, shall the option price be less, in the case of an original issue of authorized stock, than par value per share. For purposes of this subsection, the fair market value of a Share on any date shall be the last sale price of a share of Common Stock on such day as reported on NASDAQ (or if the Common Stock is then listed or admitted to unlisted trading privileges on a national securities exchange, the last sale price of a share of Common Stock regular way on the principal national securities exchange on which the Common Stock is then listed or admitted to unlisted trading privileges) or, if there was no such reported price on such day, the latest day prior thereto on which there was such a reported price.

     (c) Duration of Options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be the date which is five years from the date the option was granted.

     (d) Exercise of Options.

        (1) Each option shall become exercisable to the full extent of all Shares covered thereby six months after the date of the grant.

        (2) Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) any documentation required by the Committee and (ii) payment in full for the number of Shares for which the option is exercised.

        (3) If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

     (e) Payment for and Delivery of Shares. Shares purchased under the Plan shall be paid for as follows: (i) by certified or bank check or other instrument acceptable to the Committee (in accordance with guidelines established for this purpose), (ii) through the delivery of shares of Common Stock (which, in the case of shares acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or (iv) by any combination of the permissible forms of payment.

     (f) Non-Transferability of Options. No option may be transferred other than by will or by the laws of descent and distribution, and during a director's lifetime an option may be exercised only by him or her.

     (g) Death and Disability of a Director. Upon departure from the Board by reason of death or disability (as determined by the Committee), all options outstanding hereunder that are not otherwise exercisable shall become immediately exercisable. All options held by such director may be exercised by such director or by his or her executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within one year after such departure. After completion of the one-year period, such options shall terminate to the extent not previously exercised. Notwithstanding the foregoing, options held by a director who dies following departure by reason of disability shall remain exercisable for one year following death. In no event shall any option referred to in this paragraph 6(g) be exercisable beyond its stated term, if earlier.

     (h) Other Termination of Status of Director. If a director's service with the Company terminates for any reason other than death or disability as specified in paragraph 6(g), all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of sixty days (but not beyond their stated term if earlier). After completion of that sixty-day period, such options shall terminate to the extent not previously exercised, expired or terminated.

     (i) Mergers, etc. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group or persons and/or entities acting in concert, or in the event of a sale of all or substantially all assets or a dissolution or liquidation of the Company, all options hereunder will terminate; provided, that 20 days prior to the effective date of any such merger, consolidation, sale, dissolution, or liquidation, all options outstanding hereunder that are not otherwise exercisable shall become immediately exercisable.

7. ELECTION TO BE PAID ANNUAL CASH RETAINER IN SHARES

     (a) Election. A Non-Employee Director may elect to be paid his or her annual retainer as a director of the Company in whole or in part in shares of Common Stock. Any such election must be in writing, must state what percentage of the annual retainer the director elects to receive in shares of Common Stock, and must be received by the Company at least six months and one day prior to the date such annual retainer will be paid by the Company. Any such election shall be irrevocable. Failure to make any such election in accordance with the provisions of the second preceding sentence shall mean that the annual retainer shall be paid solely in cash.

     (b) Valuation. For purposes of determining the number of shares of Common Stock to be delivered to a director pursuant to an election duly made pursuant to the immediately preceding subsection (a), the amount of the annual retainer shall be divided by the fair market value of a share of Common Stock on the date the annual retainer is to be paid (but in the event of an original issue of authorized stock, in no event shall the value of a share of Common Stock be less than the par value of a share of Common Stock). Cash shall be paid to the directors in lieu of any fractional share. For purposes of this subsection, the fair market value of a share of Common Stock on any date shall be the last sale price of a share of Common Stock on such day as reported on NASDAQ (or if the Common Stock is then listed or admitted to unlisted trading privileges on a national securities exchange, the last sale price of a share of Common Stock regular way on the principal national securities exchange on which the Common Stock is then listed or admitted to unlisted trading privileges) or, if there was no reported price on such day, the latest day prior thereto on which there was a reported price.

8. MISCELLANEOUS

     (a) Rights as a Shareholder. Any option holder and any Non-Employee Director who shall have elected to receive Shares under the Plan in lieu of cash compensation shall not have the rights of a shareholder with regard to awards and/or elections under the Plan except as to Shares actually received by him or her under the Plan.

     (b) Compliance with Securities Laws. The Company shall not be obligated to deliver any Shares until (1), in the opinion of the Company's counsel, all applicable federal, state and foreign laws and regulations have been complied with, (2) if the Company's common stock outstanding is at the time listed on any stock exchange, the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (3) all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company's counsel. If the sale of Shares has not been registered under the

Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

9. EFFECT, TERMINATION AND AMENDMENT

     The Committee may at any time terminate the Plan, but options previously granted and elections previously made shall not be affected thereby. The Board may at any time or times amend the Plan for any purpose which may at the time be permitted by law; provided, that except to the extent expressly required or permitted by the Plan, no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Rule 16b-3.

                                                                       EXHIBIT B

                        NORTH AMERICAN BIOLOGICALS, INC.

                                  1990 EQUITY
                                 INCENTIVE PLAN

SECTION 1. PURPOSE

     The purpose of the 1990 Equity Incentive Plan (the "Plan") of North American Biologicals, Inc. (the "Company") is to enable the Company and its subsidiaries to attract, retain and motivate their employees and consultants and to enable these employees and consultants to participate in the long-term growth of the Company by providing for or increasing the proprietary interests of such persons in the Company, thereby assisting the Company to achieve its long-range performance goals.

SECTION 2.  DEFINITIONS

     As used in the Plan:

          "Act" means the Securities Exchange Act of 1934, as amended.

          "Award" means any Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit awarded under the Plan.

          "Board" means the Board of Directors of the Company.

          "Committee" means a committee of not fewer than three members of the Board appointed by the Board to administer the Plan, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Act, or any successor provision.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Common Stock" or "Stock" means the Common Stock, $0.10 par value, of the Company.

          "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

          "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is intended to meet the requirements of Section 422A of the Code or any successor provision.

          "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is not intended to be an Incentive Stock Option.

          "Option" means an Incentive Stock Option or a Nonstatutory Stock
     Option.

          "Participant" means a person selected by the Committee to receive an Award under the Plan.

          "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

          "Performance Shares" means shares of Common Stock awarded to a Participant under Section 8.

          "Restricted Period" means the period of time selected by the Committee during which an award of Restricted Stock may be forfeited to the Company.

          "Restricted Stock" means shares of Common Stock awarded to a Participant under Section 9 which are subject to forfeiture.

          "Stock Appreciation Right" or "SAR" means a right awarded to a Participant under Section 7.

          "Stock Unit" means a share of Common Stock or a unit is valued in whole or in part by reference to, or otherwise based on, the value of a share of Common Stock, awarded to a Participant under Section 10.

SECTION 3.  ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operating of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award, and to decide all disputes arising in connection with the Plan. The Committee's decisions and interpretations shall be final and binding.

SECTION 4.  ELIGIBILITY

     All employees and consultants of the Company or any of its subsidiaries, including any director who is an employee or consultant of the Company, shall be eligible to be Participants in the Plan.

SECTION 5.  STOCK AVAILABLE FOR AWARDS

     (a) Awards may be made under the Plan for up to 2,745,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated before exercise or is forfeited for any reason or settled in a manner that results in fewer shares of Common Stock outstanding than were initially awarded, including without limitation the surrender of shares of Common Stock in payment for the Award or any tax obligation thereon, the shares of Common Stock subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) In the event that the Committee determines in its sole discretion that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, the Committee shall have the right to adjust equitably any or all of (i) the number and kind of shares of stock or securities in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

     (c) The Company may make Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. The shares which may be delivered under such substitute Awards shall be in addition to the maximum number of shares provided for in section (a) above only to the extent that the substitute Awards are both (i) granted to persons whose relationship to the Company does not make (and is not expected to make) them subject to Section 16(b) of the Act and (ii) are granted in substitution for awards issued under a plan approved, to the extent then required under Rule 16b-3 (or any successor rule) under the Act, by the stockholders of the entity which issued such predecessor awards.

SECTION 6.  OPTIONS

     (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422A of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan or, without the consent of the optionee, any Incentive Stock Option granted under the Plan, under Section 422A of the Code.

     (b) The option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options and not less than 50% of the Fair Market Value of the Common Stock on the date of award with respect to Nonstatutory Stock Options. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, the option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of award.

     (c) No Incentive Stock Option shall be exercisable more than ten years after the date the option is awarded and no Non-Qualified Stock Option shall be exercisable more than ten years and one day after the date the option is awarded. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 425(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is awarded to such Participant, the term of such option shall be no more than five years from the date of award.

     (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

     (e) No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the Participant's lifetime, only by the Participant.

     (f) The Committee may at any time accelerate the exercisability of all or any portion of any Option.

SECTION 7.  STOCK APPRECIATION RIGHTS

     (a) A Stock Appreciation Right is an Award entitling the Participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or if the Committee shall so determine at time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

     (b) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option, and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.

     (c) An SAR related to an Option which can be exercised only during limited periods following a change in control of the Company may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

     (d) Notwithstanding that an Option at the time of exercise shall not be accompanied by a related Stock Appreciation Right, if the market price of the shares subject to such Option exceeds the exercise price of such Option at the time of its exercise, the Committee may, in its discretion, cancel such Option, in which event the Company shall pay to the person exercising such Option an amount equal to the difference between the Fair Market Value of the Common Stock to have been purchased pursuant to such exercise of such Option (determined on the date the Option is canceled) and the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check, bank draft or in Common Stock having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. The Committee may exercise its discretion under the first sentence of this paragraph (d) only in the event of a written request of the person exercising the option, which request shall not be binding on the Committee.

SECTION 8.  PERFORMANCE SHARES

     (a) A Performance Share is an Award entitling the Participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the performance goals applicable to each such Award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the Fair Market Value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Share has been earned.

     (b) During any Performance Cycle, the Committee may adjust the performance goals for such Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

     (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

SECTION 9.  RESTRICTED STOCK

     (a) A Restricted Stock Award is an Award entitling the Participant to acquire shares of Common Stock for a purchase price (which may be zero) equal to or less than their par value, subject to such conditions, including a Company right during a specified period or periods to repurchase such shares at their original purchase price (or to require forfeiture of such shares if the purchase price was zero) upon the Participant's termination of employment.

     (b) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the purchase price (if any) therefor, the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

     (c) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant.

     (d) A Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to nontransferability restrictions and Company repurchase or forfeiture rights described in this Section and subject to any other conditions contained in the Award.

SECTION 10.  STOCK UNITS

     (a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

     (b) Shares of Common Stock awarded in connection with a Stock Unit shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

SECTION 11.  GENERAL PROVISIONS APPLICABLE TO AWARDS

     (a) Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Act, and any successor provision, (i) any Common Stock or other equity security offered under the Plan to a Person subject to Section 16 of the Act may not be sold for at least six months after acquisition and (ii) any Option, SAR or other similar right related to an equity security, issued under the Plan to such a person shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, shall not be exercisable for at least six months, and shall be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

     (b) Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

     (c) Each Award may be made alone, in addition to or in relation to any other award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

     (d) The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

     (e) In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

     (f) The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or designated beneficiary may receive payment of an Award or exercise rights thereunder.

     (g) In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions with respect to any such change of control; (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the Purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

     (h) The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

     (i) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

          (i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another;

          (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

For purposes of the Plan, employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.

     (j) The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION 12.  MISCELLANEOUS

     (a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom shares of Common Stock is awarded shall be considered the holder of the Shares at the time of the Award except as otherwise provided in the applicable Award.

     (c) Subject to the approval of the shareholders of the Company, the Plan shall be effective on May 8, 1990. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

     (d) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provisions.

     (e) Awards may not be made under the Plan after May 7, 2000, but then outstanding Awards may extend beyond such date.

                                                                       EXHIBIT C

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1995
                        NORTH AMERICAN BIOLOGICALS, INC.

    The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Alfred J. Fernandez and Lorraine M. Breece, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of North American Biologicals, Inc. to be held May 26, 1995, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of North American Biologicals, Inc. that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the meeting.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR EACH PROPOSAL AND FOR ALL NOMINEES FOR DIRECTOR.

Please mark vote as in this example.  /X/

1. For the election of all nominees listed below (except as otherwise indicated).

                / / FOR all nominees              / / WITHHOLD from all nominees

NOMINEES: Paul Bogikes, David L. Castaldi, David J. Gury, Richard A. Harvey, Jr.
          and David A. Thompson

- - --------------------------------------------------------------------------------
            FOR all nominees, except those listed on the line above

2. Approval of the adoption of the Stock Plan for Non-Employee Directors, as more fully described in the Proxy Statement.

             / / FOR            / / AGAINST            / / ABSTAIN

3. Approval of an amendment to the Company's 1990 Equity Incentive Plan to increase the total number of shares of Common Stock which may be awarded under such plan by 775,000 shares, as more fully described in the Proxy Statement.

             / / FOR            / / AGAINST            / / ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS,
              WHICH RECOMMENDS APPROVAL OF THE FOREGOING PROPOSALS

                                                   Mark here for address change
                                                   and note below.  / /

                                                   -------------       --------
                                                   Signature           Date

                                                   -------------       --------
                                                   Signature           Date

                                                   In signing, please write
                                                   name(s) exactly as appearing
                                                   in the imprint on this card.
                                                   For shares held jointly, each
                                                   joint owner should sign. If
                                                   signing as executor, or in
                                                   any other representative
                                                   capacity, or as an officer of
                                                   a corporation, please
                                                   indicate your full title as
                                                   such.